                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                          [_]CONFIDENTIAL, FOR USE OF THE
Check the appropriate box:                   COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14a-6(e)(2))

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              SEMTECH CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11:

      --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------

  (5) Total fee paid:

      --------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

      --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

  (3) Filing Party:

      --------------------------------------------------------------------------

  (4) Date Filed:

      --------------------------------------------------------------------------

[LOGO OF SEMTECH CORP.]

                                                                  April 28, 1995

Dear Stockholder:

  This year's Annual Meeting ("Meeting") of Stockholders of Semtech Corporation (the "Company") will be held on June 8, 1995, at 1:00PM at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Boulevard exit off the 101 Freeway).

  The formal notice of the meeting and Proxy Statement are enclosed. This year we are seeking to elect five Directors to hold office until the next Annual Meeting (or until their successors are duly elected and qualified) and to approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for the ensuing year. In addition to these two proposals, we are presenting three important issues for stockholder consideration. First, we are seeking approval of an amendment to the Company's 1994 Long-Term Stock Incentive Plan. Second, we are seeking approval of amendments to the Company's 1994 Non-Employee Directors Stock Option Plan. Third, the Company is seeking approval for increasing the number of authorized shares of Common Stock from 10,000,000 to 15,000,000. These proposals reflect the Company's desire to attract and retain key employees and directors by increasing their interest in the Company.

  If you do not plan to be present at the meeting, we urge you to complete and return the enclosed proxy card promptly. Prompt return of the enclosed proxy by stockholders may save the Company the necessity and expense of further solicitation to ensure a quorum at the meeting. A prepaid return envelope is provided to you for that purpose. We look forward to meeting those of you who are able to attend the meeting and discussing any questions which you may have.

                                          Sincerely,

                                          /S/ JOHN D. POE

                                          John D. Poe
                                          President and Chief
                                          Executive Officer

[LOGO OF SEMTECH CORP.]

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

  Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Boulevard exit off the 101 Freeway), on Thursday, June 8, 1995 at 1:00PM Los Angeles time, for the following purposes:

    1. To elect five Directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified.

    2. To ratify and approve the appointment of Arthur Andersen LLP as the independent public accountants for the Company.

    3. To approve an amendment to the Company's 1994 Long-Term Stock Incentive Plan to increase the number of shares reserved for issuance under the Plan by 400,000 shares.

    4. To approve amendments to the Company's 1994 Non-Employee Directors Stock Option Plan to (i) increase the number of shares reserved for issuance under the Plan by 150,000 shares and (ii) change the timing and quantity of options to be granted under the Plan.

    5. To approve an amendment to the Company's Certificate of Incorporation increasing the number of shares of common stock, $ .01 par value, authorized for issuance from ten million to fifteen million.

    6. To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

  The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 14, 1995.

  IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR SHARES MAY BE VOTED.

  A return envelope is enclosed for your convenience.

                                          By Order of the Board of Directors

                                          /S/ DAVID G. FRANZ, JR.

                                          David G. Franz, Jr.
                                          Vice President of Finance
                                          and Secretary

Newbury Park, California
April 28, 1995

                              SEMTECH CORPORATION
                    652 MITCHELL RD, NEWBURY PARK, CA 91320

                               ----------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

  This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Semtech Corporation (the "Company") to be held on June 8, 1995 and at any postponement or adjournment or adjournments thereof. The enclosed proxy is solicited by the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. In addition to the primary solicitation by mail, certain directors, officers or regular employees of the Company may solicit proxies by telephone, telegraph, facsimile, or in person. The mailing of proxy materials will commence on or about April 28, 1995. The Company will request known nominees to forward proxy materials to the beneficial owners of Company shares, and will pay the nominees' reasonable expenses in so doing upon request.

  Any stockholder desiring additional proxy materials should contact: David G. Franz, Jr., Vice President of Finance and Secretary, Semtech Corporation (805) 498-2111.

  As of the close of business on April 14, 1995, the record date, 4,894,491 shares of record of common stock, $0.01 par value (the "Common Stock"), were issued and outstanding. Each stockholder of record on April 14, 1995 is entitled to one vote per share. However, in electing directors, a stockholder may cumulate his or her votes by casting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the stockholder's shares are entitled; or the stockholder may distribute his or her votes using the same principle among as many nominees as the stockholder sees fit. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. The affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy at the Meeting and entitled to vote at the Meeting will be required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants.

  Approval of the amendment to the 1994 Long-Term Stock Incentive Plan and the amendments to the 1994 Non-Employee Directors Stock Option Plan requires the affirmative vote of the holders of at least a majority of the voting shares on each such amendment. Approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

  Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the Meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are each included in the determination of the number of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The enclosed proxy may be revoked at any time before it is exercised by filing with the Company a written notice of revocation or by presenting at or before the meeting a duly executed proxy bearing a later date. A stockholder may also revoke a proxy by attending the Meeting and voting in person. The proxies will be voted in accordance with the stockholder's directions on the enclosed form of proxy. If no directions are given, proxies will be voted in favor of our "for" each of the proposals hereinafter stated.

                             PRINCIPAL STOCKHOLDERS

  The following are all persons known to management who own beneficially more than 5% of the Common Stock as of April 14, 1995:

                                      AMOUNT AND      PERCENT
         NAME AND ADDRESS OF     NATURE OF BENEFICIAL    OF
          BENEFICIAL OWNER           OWNERSHIP(1)     CLASS(2)
         -------------------     -------------------- --------
      Teledyne, Inc.                950,763 shares      19.5%
       1891 Avenue of the Stars
       Los Angeles, California

      John D. Poe                   438,550 shares(3)    9.0%
       c/o Semtech Corporation
       652 Mitchell Road
       Newbury Park, California

- --------
(1) Each stockholder listed has sole voting and investment power with respect to the shares listed.

(2) Each of the respective percentages are calculated using a figure of 4,894,491 shares outstanding as of April 14, 1995, adjusted as required by rules promulgated by the SEC.

(3) On January 15, 1995, Mr. Poe converted $315,440 of the Company's Convertible Subordinated Debentures into 315,440 shares of Common Stock. The total includes 3,750 shares issuable pursuant to options exercisable within 60 days of April 14, 1995.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

  Five directors are to be elected at the Meeting, each to serve until the following Annual Meeting or until a successor is elected and qualified. Four of the nominees named below are now directors of the Company and were elected to their present terms of office by the stockholders. All of the nominees have consented to be named and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table, subject (in the event cumulative voting is in effect) to the right of the proxyholders to cumulate their votes and distribute them among the nominees in their discretion or to drop nominees to ensure election of the greatest number of nominees. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. The Company is aware of only one owner of more than 10% of its Common Stock, Teledyne, Inc. The Company believes that during the fiscal year ended January 29, 1995, its officers and directors and Teledyne, Inc. complied with all Section 16(a) filing requirements. In making these statements the Company has relied upon the representations of its officers and directors and of Teledyne, Inc.

  The chart below indicates the number of shares and exercisable stock options held by each director and by the directors and officers as a group as of April 14, 1995:

                                                                           BENEFICIAL
                                                                          OWNERSHIP OF
                                                                        COMMON STOCK(1)
                                                                        -------------------
                                                               DIRECTOR
         NAME                         OFFICE               AGE  SINCE    NUMBER       %(2)
         ----                         ------               --- -------- ---------    ------
John D. Poe             President, Chief Executive          43   1985     438,550(3)    9.0%
                        Officer and Director

Rock N. Hankin          Director, Member of the Audit       48   1988       9,500(4)      *
                        Committee and Compensation and
                        Stock Option Committee

Allen H. Orbuch         Director, Member of the Audit       66   1991      17,500(4)      *
                        Committee and Compensation and
                        Stock Option Committee

James P. Burra          Director, Member of the Audit       52   1991      12,500(4)      *
                        Committee and Compensation and
                        Stock Option Committee

Jack O. Vance           Director Nominee                    70    --          --        --

All Executive Officers
 and Directors as a
 Group (9 persons)                                                        597,633(5)   11.9

- --------
*  Less than 1%

(1) Unless otherwise indicated below, each nominee has sole voting and investment power with respect to the shares listed.

(2) Each of the respective percentages is based upon the 4,894,491 shares outstanding as of April 14, 1995, plus, if applicable, the shares which each officer and director has the right to acquire within 60 days thereof through the exercise of stock options.

(3) Includes 3,750 shares issuable pursuant to options exercisable within 60 days of April 14, 1995.

(4) Includes 7,500 shares issuable pursuant to options exercisable within 60 days of April 14, 1995.

(5) Includes 132,500 shares issuable pursuant to options exercisable within 60 days of April 14, 1995.

BACKGROUND OF NOMINEES

  Mr. Poe has been President, Chief Executive Officer and a Director of the Company since October 1985. Since that date Mr. Poe has also served as Managing Director of the Company's subsidiary, Semtech, Ltd. In addition, Mr. Poe currently serves as sole Director and President of the Company's wholly owned subsidiary, Semtech Corpus Christi Corporation.

  Mr. Hankin has been a Director of the Company since May 1988. He currently serves as Senior Partner of Hankin & Co., a diversified business advisory firm, where he has held such position since June 1986. Prior to that position, and since 1978, Mr. Hankin served as a partner of the international accounting firm Price Waterhouse. Mr. Hankin also serves on the Board of Directors of Data-Design Laboratories, Alpha Microsystems, and Sparta, Inc.

  Mr. Orbuch has been a Director of the Company since March 1991. He currently serves as a management consultant. He retired in 1994 from his position as Group Executive of Teledyne, Inc. He had served in that position for more than five years.

  Mr. Burra has been a Director of the Company since March 1991. Since June 1989 Mr. Burra has served as President and Chief Executive Officer of W. D. Adam Co., Inc., a manufacturer selling a proprietary line of vacuum formed, high density polyetheylene containers. From 1977 and until 1988 Mr. Burra served as Vice President and Chief Financial Officer of Intercole, Inc.

  Mr. Vance is being nominated for the first time to become a Director of the Company. Mr. Vance is a retired Managing Director of the Los Angeles office of McKinsey & Company, a management consulting firm. He now runs his own firm, Management Research, Inc, which serves a few selective clients. Mr. Vance has authored 30 articles on subjects such as corporate planning and strategy. Mr. Vance is also a director of several other corporations, including International Rectifier Corporation, International Technology Corporation and the Hillhaven Corporation.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS.

  The Company has a standing Compensation and Stock Option Committee and an Audit Committee. The Company has no nominating committee. During the Company's last fiscal year the Board of Directors held four meetings and during such fiscal year each of the incumbent Directors attended 75% or more of the sum of the number of such meetings plus the number of meetings of the Committees of which such person is a member. It is expected that the Board will meet on a regular basis during the ensuing year. Barry Rodgers, who was a member of the Company's Board of Directors during fiscal 1995, resigned his position on the Board and its committees on March 15, 1995.

 Compensation and Stock Option Committee

  The Compensation and Stock Option Committee, as comprised of Mr. Hankin, Mr. Burra, Mr. Rodgers (prior to his resignation) and Mr. Orbuch met four times during fiscal year 1995. The Compensation and Stock Option Committee administers the Company's 1981 Incentive Stock Option Plan, the 1986 Key Management Convertible Subordinated Debenture Purchase Plan, the 1986 Stock Option Plan, the 1987 Stock Option Plan, the 1994 Long-Term Stock Incentive Plan and the 1994 Non-Employee Directors Stock Option Plan. It also makes recommendations to the Board on incentive compensation, stock options and other compensation matters.

 Audit Committee

  The Audit Committee, which consisted of Mr. Hankin, Mr. Burra, Mr. Rodgers (prior to his resignation) and Mr. Orbuch, met two times during fiscal year 1995. The Audit Committee makes recommendations concerning the engagement of the Company's independent auditors, consults with the independent auditors concerning the audit plan, reviews the comments and recommendations resulting from the auditor's report and management letter and reviews the Company's accounting and control policies and procedures.

 Compensation

  In fiscal 1995, Directors who were not employees of the Company were paid $2,500 for each Board meeting attended and were reimbursed for their actual expenses incurred in attending the meeting. Directors do not receive separate compensation for committee meetings attended. Because of increased demands on the Board of Directors, the compensation of directors was increased on March 2, 1995. Under the new compensation arrangement, in addition to being reimbursed for actual expenses incurred, each director receives a monthly retainer of $500, $2,500 for each quarterly Board Meeting attended, and $1,500 for special Board Meetings attended. Directors who are Company employees are not paid fees or additional compensation for attending Board or committee meetings. Mr. Poe is currently the only employee on the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Committee was, during fiscal year 1995, an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 1995, no executive officer of the Company served as a director or member of the compensation committee or other board committee performing equivalent functions, or in the absence of such committee, the entire board of another entity, one of whose executive officers served on the Committee.

                             EXECUTIVE COMPENSATION

  The following table shows, as to the Chief Executive Officer and each of the executive officers of the Company who received total compensation from the Company and its subsidiaries in excess of $100,000 for the fiscal year ended January 29, 1995 (the "Named Executive Officers"), information concerning compensation paid for services to the Company in all capacities during the fiscal years ended January 29, 1995, January 30, 1994 and January 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION        LONG-TERM
                            ------------------------------ ----------
                                                  OTHER      STOCK        ALL
                     FISCAL SALARY               ANNUAL     OPTIONS      OTHER
  NAME AND TITLE      YEAR  ($)(1)    BONUS($) COMP.($)(2) AWARDED(#) COMP.($)(3)
  --------------     ------ -------   -------- ----------- ---------- -----------
John D. Poe           1995  165,006         0    11,465      15,000     24,108
President and CEO     1994  171,353         0    11,036           0     22,952
                      1993  165,006   40,0000       --            0        --

Raymond E. Bregar     1995  123,989         0    10,674      35,000     17,907
Executive Vice        1994  128,758         0    10,103           0     17,322
President             1993  121,128    30,000       --            0        --

Arthur E. Fury        1995  110,011         0     7,679      20,000     10,617
Vice Pres.--Sales &   1994  104,511         0    14,853           0      2,327
Marketing             1993   30,042(4) 15,000       --       40,000        --

- --------
(1) Salaries for fiscal years 1995 and 1994 reflect 26 and 27 pay periods, respectively.

(2) "Other Annual Compensation" includes (a) premiums on life insurance, (b) auto allowance, and (c) relocation payments to Mr. Fury of $8,730 in 1994.

(3) "All Other Compensation" for 1995 and 1994 includes, respectively, (a) Company contributions to 401K savings plan of $4,260 and $4,125 on behalf of Mr. Poe, $2,991 and $2,855 on behalf of Mr. Bregar, $2,626 and $2,327 on behalf of Mr. Fury, and (b) deferred compensation of $19,848 and $18,827 for Mr. Poe, $14,916 and $14,465 for Mr. Bregar and $7,991 for Mr. Fury in 1995.

(4) Compensation disclosure relates to partial year. Mr. Fury joined the Company in September of 1992.

                       OPTION GRANTS IN LAST FISCAL YEAR


  The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended January 29, 1995.

                                                                              POTENTIAL
                                                                             REALIZABLE
                                                                              VALUE AT
                                       INDIVIDUAL GRANTS                       ASSUMED
                         ----------------------------------------------    ANNUAL RATES OF
                         NUMBER OF    % OF TOTAL                                STOCK
                         SECURITIES    OPTIONS                              APPRECIATION
                         UNDERLYING    GRANTED     EXERCISE                FOR OPTION TERM
                          OPTIONS    TO EMPLOYEES    PRICE   EXPIRATION    ---------------
          NAME            GRANTED   IN FISCAL YEAR ($/SHARE)    DATE         5%      10%
          ----           ---------- -------------- --------- ----------    ------- -------
John D. Poe.............   15,000         8.2%      $1.938    1/7/2000     $ 9,884 $22,424
Raymond E. Bregar.......   15,000         8.2%      $1.938      1/7/00     $ 9,884 $22,424
Raymond E. Bregar.......   20,000        10.9%      $2.625    11/30/01     $21,373 $49,808
Arthur E. Fury..........   20,000        10.9%      $1.938      1/7/00     $13,179 $29,898

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table shows, as to the individual named in the summary Compensation Table above, information concerning stock options exercised during the fiscal year ended January 29, 1995, the number of unexercised options and the value of "in-the-money" unexercised options.

                                                                              VALUE OF UNEXERCISED
                           SHARES                   NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                          ACQUIRED                  OPTIONS AT FY END(#)        AT FY END ($)(1)
                             ON         VALUE     ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ------------ ----------- ------------- ----------- -------------
John D. Poe.............        0          --        3,750       11,250      $ 14,295     $ 42,885
Raymond E. Bregar.......   20,000      $15,000      78,750       31,250      $288,045     $105,385
Arthur E. Fury..........        0          --       25,000       35,000      $104,060     $142,180

- --------
(1) Based upon the $5.75 per share closing price of the Company's common stock on the American Stock Exchange on January 27, 1995.

1986 KEY MANAGEMENT CONVERTIBLE SUBORDINATED DEBENTURE PURCHASE PLAN

  On December 17, 1985, the Board of Directors adopted the 1986 Key Management Convertible Subordinated Debenture Purchase Plan (the "Debenture Plan"), which plan was amended as of March 21, 1986. The stockholders approved the Debenture Plan on May 7, 1986. An aggregate of $800,000 in principal amount of Semtech Corporation 8.5% Convertible Subordinated Debentures due 1996 which are convertible into Common Stock (the "Debentures") were issuable under the Debenture Plan. All Debentures are convertible into Common Stock at the conversion price of one share per $1.00 face amount of Debentures. All Debentures were sold at fair market value, as determined by the Committee, on the date of grant and on terms and conditions established by the Committee including conditions which may prevent conversion of the Debentures into shares of Common Stock prior to specified dates or at times when the holder of the Debenture is not an employee of the Company. Individual grants are evidenced by agreements between the employee and the Company. Additionally, the Committee, with the consent of the Company, has provided financing to key employees to assist them in purchasing Debentures. No Debentures were sold to plan participants after December 31, 1986.

  The following executive officers of the Company received grants under the Debenture Plan in the following amounts at the following prices which the Committee determined equaled the fair market value on the dates of the grants:

                                                                 FACE   PURCHASE
      NAME                                                      AMOUNT   PRICE
      ----                                                     -------- --------
      John D. Poe............................................. $413,900 $413,900

  All of the purchases were financed 100% by the Company pursuant to promissory notes secured by the purchased Debentures. The note delivered by Mr. Poe is with recourse and is secured by the purchased Debentures. The note currently bears interest at the rate of 6.5% per annum. The purchases are subject to agreements restricting the ability of these persons to convert their Debentures if they do not continue as Company employees. During fiscal year 1995 the highest balance outstanding from Mr. Poe was $315,440. As of April 14, 1995, Mr. Poe had converted all $413,900 face amount of his Debentures into Common Stock.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

  The Compensation Committee (the "Committee"), a committee composed entirely of Directors who have never served as officers of the Company, determines and administers the compensation of the Company's executive officers. This report, prepared by the Committee, sets forth the Company's compensation policies for the year ended January 29, 1995, as such policies affected the Company's executive officers.

  COMPENSATION PHILOSOPHY. At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interests of the Company and its stockholders. The Committee seeks to align total compensation for senior management with corporate performance.

  The Committee believes that the Company's overall financial performance should be an important factor in the total compensation of the Company's executive officers. At the executive officer level, the Committee has a policy that a proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and stockholder value. The performance goals upon which payment to the Company's executive officers are based include net income, cash flow, inventory turns and returns on assets.

  COMPENSATION PROGRAM. The Company has a comprehensive compensation program which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has three principal components which are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of the Company. These components are:

 Cash-Based Compensation

  Base Salary--Base salary is predicated on industry and peer group comparisons and on performance judgments as to the past and expected future contribution of the individual executive officer. In general, salary increases are made based on median increases in salaries for similar executives of similar sized companies in the high technology industry.

  Bonuses--The Company has a discretionary key employee incentive pool pursuant to which executive officers and a limited number of key employees may receive annual cash bonuses. Targets for sales growth and operating income influence the amount of the pool. Individual payments are made based on the Company's achievement of these targets and upon the individual's personal and departmental performance.

 Equity-Based Compensation

  Stock Options--Stock options are granted periodically to provide additional incentive to executives and other key employees to work to maximize long-term total return to stockholders. The options vest over three- and four-year periods to encourage option holders to continue in the employ of the Company. In granting options, the Committee takes into account the number of shares and outstanding options held by the individual.

  CHIEF EXECUTIVE OFFICER COMPENSATION. In accordance with the compensation philosophy, stated above, and the Company's results, Mr. Poe's base salary during fiscal year 1995 was $165,000 which represents no increase over fiscal 1994. Mr. Poe's salary has not increased since March 1991. His base salary was designed at the time to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations. Additionally, Mr. Poe was not paid a bonus during fiscal 1995 because performance thresholds were not met during fiscal 1994.

  During fiscal year 1995, a special incentive compensation plan was authorized for Mr. Poe. This incentive plan provides that interest and principal owed by Mr. Poe to the Company will be forgiven by the Company in the amount of 5% of the Company's pre-tax earnings. This incentive is paid annually, after the close of the fiscal year. The term of this plan is for fiscal 1995 through fiscal 1997. As of January 29, 1995, Mr. Poe owed the Company $315,440. The source of Mr. Poe's note payable to the Company is fully discussed in the section of this proxy statement, entitled "1986 Key Management Convertible Subordinated Debenture Purchase Plan." For fiscal 1995, Mr. Poe qualified for principal and interest relief of $84,750. The incentive payment, which was based on fiscal 1995 performance, was approved and paid by the Board of Directors on March 2, 1995.

SUMMARY

  The Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company. The Committee reviews this program on an ongoing basis to evaluate its continued effectiveness.

                                          Compensation Committee

                                          James P. Burra     Rock N. Hankin
                                          Allen H. Orbuch

                               PERFORMANCE GRAPH

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

  The following performance chart shows the value of an investment of $100 on January 30, 1990 in cash of (i) the Company's Common Stock, (ii) the American Stock Exchange Market Value Index and (iii) the American Stock Exchange Tech Sub-index. All values assume reinvestment of the full amount of all dividends and are calculated as of January 30 of each year. Note that historic stock price performance is not necessarily indicative of future stock price performance. Semtech was not required to present this graph last year because the Company qualified as a small business as defined by the SEC.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG SEMTECH CORP., AMEX MARKET VALUE INDEX AND AMEX TECH SUB-INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                            AMEX         AMEX
Measurement Period           SEMTEX         MARKET VALUE TECH
(Fiscal Year Covered)        CORP.          INDEX        SUB-INDEX
- -------------------          ----------     ---------     ----------
Measurement Pt-12/31/90      $100           $100         $100
FYE 12/31/91                 $ 75           $ 91         $108
FYE 12/31/92                 $106           $118         $174
FYE 12/31/93                 $134           $117         $148
FYE 12/31/94                 $109           $139         $165
FYE 12/31/95                 $288           $125         $150

- --------
This section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                            APPROVAL OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (PROPOSAL NO. 2)

  The firm of Arthur Andersen LLP (formerly known as Arthur Andersen & Co.), certified accountants, has been the Company's independent accountants since the Company's inception and has been selected by the Board of Directors to serve as its independent accountants for the fiscal year ending January 28, 1996. Professional services rendered by Arthur Andersen LLP for the fiscal year ended January 29, 1995 consisted of an audit of the Company's financial statements, consultation on interim financial statements, services related to filings with the Securities and Exchange Commission, meetings with the Company's Audit Committee and consultation on various matters relating to accounting and financial reporting. The Audit Committee of the Board of Directors met periodically with representatives of Arthur Andersen LLP during the past fiscal year. The members of the Audit Committee are Messrs. Hankin, Burra, Orbuch and Rodgers (prior to his resignation).

  Representatives of Arthur Andersen LLP are expected to be present at the Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE APPOINTMENT OF THE AUDITORS.

          APPROVAL OF AMENDMENT TO 1994 LONG-TERM STOCK INCENTIVE PLAN

                                (PROPOSAL NO. 3)

  The 1994 Long-Term Stock Incentive Plan (the "Employee Plan") was adopted by the Board of Directors and approved by the stockholders in 1994. The Employee Plan initially reserved 300,000 common shares for grant.

  Stock options play a key role in the Company's ability to recruit, reward and retain employees and consultants. Technology companies have historically used stock options as an important part of recruitment and retention packages. The Company competes directly with these technology companies for experienced personnel and must be able to offer comparable packages to attract the caliber of individuals that the Company believes is necessary to remain competitive.

PROPOSED AMENDMENT TO THE EMPLOYEE PLAN

  The amendment to the Employee Plan that the stockholders are being asked to approve at the Meeting is an increase in the shares reserved for issuance under the Employee Plan by 400,000 shares, bringing the total shares reserved for issuance under the Employee Plan to 700,000 shares.

  Approval of the amendment to the 1994 Long-Term Stock Incentive Plan requires the affirmative vote of a majority of the voting shares. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1994 LONG-TERM STOCK INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

  The following description of the Employee Plan is qualified in its entirety by reference to the full text of the Plan.

PURPOSE AND ELIGIBILITY

  The purpose of the Employee Plan is to enable the Company and its subsidiaries to attract, retain and motivate its officers and key employees by providing for or increasing their proprietary interests in the

Company and to align their interests with those of the Company's stockholders. All key employees and officers who are employees will be eligible for selection as a participant in the Employee Plan. The determination of which employees are key employees will be made from time to time by the plan administrators. Non-employee consultants to the Company who are deemed to be of key significance to the Company may also be eligible for awards. In determining which employees and consultants (collectively, "Participants") will be granted awards under the Employee Plan, the plan administrators will take into account the duties of the Participants, their present and potential contributions to the Company and other factors deemed relevant by such administrators.

ADMINISTRATION

  The Employee Plan is administered by a committee appointed by the Board consisting of at least two disinterested directors ("Employee Plan Committee"). The Employee Plan Committee is currently the Compensation Committee of the Board, which is composed solely of "outside" directors within the meaning of
Section 162(m)(4)(C)(ii) of the Internal Revenue Code (the "Code"). Subject to the provisions of the Employee Plan, the Employee Plan Committee has full and final authority to select the types of awards (the "Awards") and the persons to whom awards will be granted thereunder, to grant such awards and to determine the terms and provisions of such awards and the number of shares to be sold or issued pursuant thereto. The Employee Plan Committee is also empowered to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Employee Plan. Members of the Employee Plan Committee are not eligible to participate in the Employee Plan.

LIMITATION ON AWARDS

  The maximum number of shares of Common Stock which may be granted under the Employee Plan may not exceed 300,000 shares (or 700,000 if the amendment is approved) of Common Stock subject to proportionate adjustment in certain circumstances. Any shares of Common Stock subject to issuance upon exercise of a Stock Option or Stock Appreciation Right ("SAR"), but which are not issued because of a surrender, lapse, expiration or termination of any such Stock Option or SAR prior to issuance of the shares, or any shares subject to an SAR exercised for cash, shall once again be available as shares for which Awards may be granted under the Employee Plan. On April 13, 1995 the closing price of the Company's Common Stock on the NASDAQ National Market System was $12.625 per share.

  The maximum number of shares which may be granted during the life of the plan to any Participant is twenty percent (20%) of the number of shares available under the plan. The maximum dollar value in cash which may be awarded during any Performance Period (as defined in the Employee Plan) to any Participant is twenty-five thousand dollars ($25,000).

PLAN AWARDS

  The Employee Plan authorizes the Employee Plan Committee to grant various types of benefits to Participants. In general, Awards under the Employee Plan are not restricted to any specified form or structure. The following arrangements or benefits are authorized under the Employee Plan so long as their terms and conditions are consistent with the provisions of the Employee
Plan: Stock Options, Stock Bonus Awards, Performance Shares, and SARs.

  Shares of Common Stock awarded pursuant to Performance Shares or Stock Bonus Awards, to the extent they are not fully accrued, and Stock Options and SARs may not be sold, disposed of, transferred, pledged or hypothecated, other than by the laws of descent and distribution. If a Participant ceases to be an employee or consultant, such Participant may have the right to exercise his or her Stock Options and SARs as of the date of such cessation.

  In the event of certain sales, mergers or consolidations of the Company in which the Company is not the surviving entity, the Employee Plan and each outstanding Award will terminate, but each Participant will have certain rights with respect to their Awards to the extent they have accrued to date. In addition, in the event of a "Change of Control" as defined by the Employee Plan, the Employee Plan Committee may, among other things, accelerate the vesting and remove the restrictions on all outstanding Awards.

PLAN APPROVAL AND DURATION

  The Employee Plan was approved by the affirmative vote of the holders of a majority of the Company's outstanding shares of common stock, present in person or by proxy, at the 1994 Annual Meeting of Stockholders of the Company.

  Unless previously terminated by the Employee Plan Committee, the Employee Plan will terminate 10 years after its adoption, but such termination will not affect any Award previously made or granted under the Employee Plan.

AMENDMENTS

  The Employee Plan Committee may amend, suspend or terminate the Employee Plan, provided that no amendment of the Employee Plan may, unless approved by the stockholders of the Company, materially increase the benefits accruing to Participants under the Employee Plan, materially increase the number of shares of Common Stock that may be issued under the Employee Plan, materially modify the requirements as to the eligible class of persons permitted to participate in the Employee Plan or materially modify certain performance objectives. Furthermore, no amendment, suspension or termination of the Employee Plan may, without the consent of the affected Participant, alter the terms of any outstanding Award under the Employee Plan.

TAX TREATMENT

  The following is a brief description of the federal income tax treatment, which generally will apply to options granted under the Employee Plan, as in effect on the date hereof. The Code provides favorable tax treatment for incentive stock options. Generally, a Participant is not subject to regular federal income tax and the Company is not entitled to a deduction upon the grant or the exercise of an incentive stock option during employment or within three months after termination of employment. However, the amount by which the fair market value of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option exceeds the exercise price generally will be included in the Participant's alternative minimum taxable income and may be subject to the 24% federal alternative minimum tax for the taxable year in which the incentive stock option is exercised. In addition, if the Participant sells the shares acquired upon exercise of an incentive stock option at any time within (a) one year after the date of transfer of shares to the Participant pursuant to the exercise of such incentive stock option or (b) two years after the date of grant of such incentive stock options, the Participant generally will recognize ordinary income for regular federal income tax purposes in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value on the date of exercise over the exercise price of such incentive stock options, and the Company will generally be entitled to a tax deduction in an amount of the ordinary income amount recognized by the Participant. Any gain in excess of the ordinary income amount recognized by the Participant in such circumstances will be short-term or long-term capital gain, depending upon the Participant's holding period for the stock sold. If the employee holds the Common Stock acquired upon exercise of an incentive stock option in excess of the holding periods noted above, then the subsequent sale of the Common Stock will give rise to long-term capital gain or loss.

  The grant of a non-qualified stock option is generally not a taxable event for the recipient. Upon exercise of the non-qualified stock option, the holder generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such non-qualified stock option, and the Company will be entitled to a deduction equal to such amount. A Participant's new basis in the Common Stock acquired upon exercise of a non-qualified stock option will generally be the fair market value of the shares on the date of exercise. Upon a subsequent disposition of such shares of Common Stock, the Participant will ordinarily realize a capital gain or loss to the extent of any intervening appreciation or depreciation. If a Participant disposes of the Common Stock more than one year after the date of such exercise, such capital gain or loss will be treated as long-term capital gain or loss.

  Participants who are officers, directors or 10% stockholders of the Company, and thus subject to Section 16 of the Exchange Act, should be aware of significant tax consequences under Section 83 of the Code.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE EMPLOYEE PLAN, DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE.

                         APPROVAL OF AMENDMENTS TO 1994
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                                (PROPOSAL NO. 4)

  The 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors and approved by the stockholders in 1994. The Directors Plan currently has reserved 100,000 shares of Common Stock for grant.

  Stock options play a key role in the Company's ability to attract and retain highly qualified independent directors by providing them with opportunities to acquire equity in the Company. Stock options also provide additional incentive to independent directors to work to maximize long-term total return to stockholders. The Company believes that it is important for the Company's independent directors to acquire a measurable equity stake in the Company in order to align their interests in the Company with that of the stockholders. The following proposed amendments to the Directors Plan have been formulated with such factors in mind.

PROPOSED AMENDMENTS TO THE DIRECTORS PLAN

  The three amendments to the Directors Plan that the shareholders are being asked to approve at the 1995 Annual Meeting are set forth below:

    1. Approval of an increase in the shares reserved for issuance under the Directors Plan by an additional 150,000 shares, bringing the total shares reserved for issuance under the Directors Plan to 250,000 shares.

    2. The adoption of an additional option grant mechanism whereby, an option to purchase 3,750 shares will automatically be granted on July 1 of each calendar year to all non-employee directors then in office, provided that this particular option grant shall terminate with respect to any non-employee director to the extent that such non-employee director has been granted a cumulative total of options to purchase 35,000 shares under the Directors Plan.

    3. An increase in the Annual Option (defined below) grant to non-employee Directors from 1,500 to 3,750 options to purchase shares of the Company's Common Stock. The Annual Option grant occurs on the first business day of each calendar year.

  Approval of the amendments to the 1994 Non-Employee Directors Stock Option Plan requires the affirmative vote of a majority of the shares voting at the Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE 1994 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

  The following description of the Directors Plan is qualified in its entirety by reference to the full text of the plan.

PURPOSE AND ELIGIBILITY

  The Directors Plan provides for grants of stock options as a means of attracting and retaining highly qualified independent directors for the Company by providing them with opportunities to acquire a proprietary interest in the Company. The options granted under the Directors Plan are not qualified as stock options within the meaning of section 422 of the Code. The only persons eligible to participate in the Directors Plan are directors who are not employees of the Company, and have not been employees of the Company within the past fiscal year.

OPTION AWARDS

  Under the Directors Plan, each eligible director upon his or her election to the Board automatically receives a grant of an option to purchase 7,500 shares ("Initial Option") of the Company's Common Stock. On the first business day of each calendar year, beginning in 1995, during the term of the Directors Plan, there will automatically be granted to each non-employee Director then in office an option to purchase 1,500 shares (5,000 if the amendment is approved) of Common Stock ("Annual Options"). All options granted under the Directors Plan are to be evidenced by written option agreements, each of which must be consistent with the Directors Plan but which may otherwise contain such additional or unique features as the Administrator (defined below) determines. Options granted under the Directors Plan shall be transferable by the recipient only to the extent such transfer is not prohibited by Rule 16b-3 under the Exchange Act.

  Notwithstanding the above, no eligible director may receive in any calendar year more than one option under the Directors Plan pursuant to the Initial Options and Annual Options. Additionally, an eligible director may elect not to receive options under the Directors Plan by providing written notice to the Company (i) with respect to an Initial Option, prior to becoming a director and
(ii) with respect to Annual Options, at least six months prior to the date such Annual Option would otherwise be granted. No director making such an election will receive any compensation in lieu of the declined options.

VESTING AND EXERCISE

  All options granted under the Directors Plan vest and become exercisable 33 1/3% on the first anniversary of the date of the grant, 33 1/3% on the second anniversary of the date of the grant, and the remaining 33 1/3% on the third anniversary of the date of the grant. The option exercise price may be paid in cash or in any other consideration the Administrator deems acceptable, including shares of Common Stock surrendered by the optionee or withheld from the shares otherwise deliverable upon exercise. If an optionee's service as a director terminates, the director may have the right, to the extent permitted in the Directors Plan, to exercise his or her stock options.

ADMINISTRATION, AMENDMENT AND TERMINATION

  The Directors Plan, to the extent possible, will be self-effectuating. It will be administered by the Board or such committee as the Board may appoint (the "Administrator"), which committee must consist of two or more employees of the Company, which will have the power to discontinue, suspend, or amend the Directors Plan in any manner, except that the Administrator may not, without stockholder approval, alter the Directors Plan or exercise any discretion with respect to the class of persons eligible to receive grants of options, or the number of shares of Common Stock subject to the Directors Plan. The Directors Plan will terminate 10 years after its effective date, but such termination will not affect any options previously granted.

FEDERAL INCOME TAX CONSEQUENCES

  The federal income tax consequences of grants and exercises of options under the Directors Plan are identical to the consequences of grants and exercises of non-qualified options under the Employee Plan, as described in "Proposal No. 3--Approval of Amendment to the 1994 Long-Term Stock Incentive Plan--Tax Treatment."

                            APPROVAL OF AMENDMENT TO
                    CERTIFICATE OF INCORPORATION INCREASING
                     THE NUMBER OF AUTHORIZED COMMON SHARES

                                (PROPOSAL NO. 5)

  The Company is authorized to issue 10,000,000 shares of its $.01 par value Common Stock. As of April 14, 1995, there were 4,894,491 shares of Common Stock outstanding and reserved for issuance under the Company's 1986 and 1987 Stock Option Plans, the 1994 Long-Term Stock Incentive Plan and the 1994 Non-Employee Directors Stock Option Plan and upon conversion of the Company's outstanding Debentures. Assuming the Company's stockholders approve the amendments to the 1994 Long-Term Stock Incentive Plan and 1994 Non-Employee Directors Stock Option Plan, the number of shares of Common Stock outstanding or reserved for issuance will then total 6,281,417.

  The Board has approved, subject to shareholder approval, an Amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 10,000,000 to 15,000,000. Although the Company has no specific plans for the issuance of such additional shares beyond those now reserved, such shares could be used in the future in connection with acquisitions, employee benefit plans or other corporate purposes. Authorized but unissued Common Stock will be subject to issuance as determined by the Company's Board of Directors without further action by the shareholders.

  The holders of Common Stock have full voting rights as described above. Shares of Common Stock are not convertible into other securities, are not subject to redemption or to any liability for further calls and are nonassessable. Shareholders have no preemptive or other rights to subscribe for the purchase of additional shares.

  Approval of the Amendment to the Certificate of Incorporation requires the separate affirmative vote of a majority of the outstanding shares entitled to vote thereon. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                                 ANNUAL REPORTS

  The Company hereby undertakes to provide upon written request a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 29, 1995 without charge to any person whose proxy is solicited by this statement. Such written request is to be directed to Gisela Auchter, Semtech Corporation, 652 Mitchell Road, Newbury Park, California 91320-2289.

                                 OTHER MATTERS

  The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals for the 1996 Annual Meeting must be received by the Company no later than December 15, 1995 in order to be considered for inclusion in the Company's proxy materials.

                                          By Order of the Board of Directions

                                          /S/ DAVID G. FRANZ, JR.

                                          David G. Franz, Jr.
                                          Vice President of Finance and
                                          Secretary

Dated: April 28, 1995

                              SEMTECH CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder of Semtech Corporation hereby appoints John D. Poe and David G. Franz, Jr., and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 8, 1995 at 1:00 p.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof; provided however, that such proxies, or either of them, shall have the power to cumulate votes and distribute them among the nominees listed below as they see fit, and to drop any of such nominees, in order to ensure the election of the greatest number of such nominees.

  The Board of Directors unanimously recommends a vote "FOR" Proposals 1, 2, 3, 4 and 5:

(1) ELECTION OF DIRECTORS

  [_] FOR all nominees listed        [_] WITHHOLD AUTHORITY
      below (except as marked to         to vote for all nominees listed below
      the contrary below)

  James P. Burra, Rock N. Hankin, Allen H. Orbuch, John D. Poe, Jack O. Vance

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

(2) PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company for the current fiscal year

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

(3) APPROVAL OF AMENDMENT TO 1994 LONG-TERM STOCK INCENTIVE PLAN

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

(4) APPROVAL OF AMENDMENTS TO 1994 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

(5) APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

(6) With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting.


  This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR Proposals 1, 2, 3, 4, and 5. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

  The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 8, 1995 and the Proxy Statement furnished herewith.


                                           Dated:
                                                 ------------------------------

                                           ------------------------------------

                                           ------------------------------------
                                                 Stockholder's Signature

                                           Note: Please sign name exactly as
                                           imprinted above. When signing as
                                           attorney, administrator, executor,
                                           trustee or guardian, please give
                                           full title as such; if a corpora-
                                           tion, sign in full corporate name
                                           by an authorized officer; and, if a
                                           partnership, sign in partnership
                                           name by authorized person. If more
                                           than one name appears hereon, all
                                           persons named should sign.


          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                           IN THE ENCLOSED ENVELOPE.